Filed pursuant to Rule 433

March 19, 2020

Relating to

Preliminary Prospectus Supplement dated March 19, 2020 to

Prospectus dated November 18, 2019

Registration Statement No. 333-234761

MetLife, Inc.

$1,000,000,000 4.550% Senior Notes due 2030

Final Term Sheet

March 19, 2020

The information in this final term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement dated March 19, 2020 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus dated November 18, 2019, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-234761). This final term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	4.550% Senior Notes due 2030

Anticipated Ratings/Outlook*:	A3 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Aggregate Principal Amount:	$1,000,000,000

Price to the Public:	99.595% of principal amount, plus accrued interest, if any, from March 23, 2020

Gross Underwriting Discount:	0.450%

Proceeds to Issuer Before Expenses:	$991,450,000

Maturity Date:	March 23, 2030

Trade Date:	March 19, 2020

Settlement Date:	March 23, 2020 (T+2)

Interest Payment Dates:	Semi-annually on March 23 and September 23 of each year, beginning on September 23, 2020

Coupon:	4.550%

Benchmark Treasury:	UST 1.500% due February 15, 2030

Spread to Benchmark Treasury:	UST + 350 bps

Benchmark Treasury Price and Yield:	103-23+ , 1.101%

Yield to Maturity:	4.601%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Par Call Date:	December 23, 2029

Make-Whole Call:	UST + 50 bps

CUSIP:	59156R BZ0

ISIN:	US59156RBZ01

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Mizuho Securities USA LLC Scotia Capital (USA) Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc.

Junior Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

ICBC Standard Bank Plc

nabSecurities, LLC

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

American Veterans Group, PBC

R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at +1 (888) 603-5847, Credit Suisse Securities (USA) LLC toll-free at +1 (800) 221-1037, Deutsche Bank Securities Inc. toll-free at +1 (800) 503-4611, Goldman Sachs & Co. LLC toll-free at +1 (866) 471-2526 or J.P. Morgan Securities LLC collect at +1 (212) 834-4533.

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